Exhibit 99.1

R&G Financial Announces Authorization to Make Both January and February Dividend Payments on its Preferred Stock and Trust Preferred Securities

San Juan, Puerto Rico, December 27, 2006 — R&G Financial Corporation (NYSE: RGF), a Puerto Rico chartered bank holding company, announced today that it has requested and received regulatory permission to pay its dividend obligations for both January and February on its four outstanding series of preferred stock and three of its trust preferred securities issues, which have payments due in January and February. Regulatory approvals are necessary as a result of the Company’s previously-announced agreements with the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and Commissioner of Financial Institutions of the Commonwealth of Puerto Rico.

R&G Financial Corporation, currently in its 34th year of operation, is a diversified financial holding company with operations in Puerto Rico and the United States, providing banking, mortgage banking, investments, consumer finance and insurance through its wholly owned subsidiaries, R-G Premier Bank of Puerto Rico, R-G Crown Bank, R&G Mortgage Corporation, and R-G Insurance Corporation, its Puerto Rico insurance agency. At September 30, 2006, the Company operated 36 bank branches in Puerto Rico, 33 bank branches in the Orlando, Tampa/St. Petersburg and Jacksonville, Florida and Augusta, Georgia markets, and 46 mortgage offices in Puerto Rico, including 32 facilities located within R-G Premier Bank of Puerto Rico’s banking branches.